EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                           HIRSCH INTERNATIONAL CORP.
            ---------------------------------------------------------
                    Adopted in accordance with the provisions
                    of Section 242 of the General Corporation
                          Law of the State of Delaware
            ---------------------------------------------------------



     The undersigned, Henry Arnberg and Paul Levine, being the President and Secretary, respectively, of HIRSCH INTERNATIONAL CORP., a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

     FIRST, that the Certificate of Incorporation of said corporation be amended as follows:

     1. By striking out the whole of ARTICLE FOURTH, as it now exists, and inserting in lieu and instead thereof a new ARTICLE FOURTH, reading as follows:

     "The Corporation may issue three classes of shares as follows:

     a. Class A Common Stock. The aggregate number of shares of Class A Common Stock which the Corporation may issue is 20,000,000 shares with a par value of $.01. The shares shall be designated as "Class A Common Stock" and shall have identical rights and privileges in every respect. The dividend rights attributable to the holders of Class A Common Stock shall be identical to those of the holders of Class B Common Stock and all stock dividends shall be paid in Class A Common Stock. Each shareholder of record shall be entitled to one vote per share on all matters submitted to a vote of the shareholders, except that as long as the number of outstanding shares of Class B Common Stock equals or exceeds 400,000 shares, the holders of the Class A Common Stock, voting as a class, shall be entitled to elect one-third of the Board of Directors and the holders of the Class B Common Stock, voting as a class, shall be entitled to elect two-thirds of the Board of Directors.

     b. Class B Common Stock. The aggregate number of shares of Class B Common Stock which the Corporation may issue is 3,000,000 shares with a par value of $.01. The shares shall be designated as "Class B Common Stock" and shall have identical rights and privileges in every respect. The dividend rights attributable to the holders of Class B Common Stock shall be identical to those of the holders of Class A Common Stock and all stock dividends shall be paid in Class A Common Stock. Each shareholder of record shall be entitled to one vote per share on all matters submitted to a vote of the shareholders, except that as long as the number of outstanding shares of Class B Common Stock equals or exceeds 400,000 shares, the holders of the Class A Common Stock, voting as a Class, shall be entitled to elect one-third of the Board


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of  Directors  and the  holders  of the Class B Common  Stock,  voting as a class, shall be entitled to elect two-thirds of the Corporation's Board of Directors. A holder of Class B Common Stock may at any time convert any portion or all of such Stock into Class A Common Stock on a one-for-one basis. In the event of any disposition of shares of Class B Common Stock, other than to a holder of Class B Common Stock or to a spouse or child of a holder of Class B Common Stock or to a trust created for the benefit of a holder of Class B Common Stock or a spouse or child of a holder of Class B Common Stock, such shares shall be deemed to be automatically converted into an equal number of fully paid and non-assessable shares of Class A Common Stock. At such time as the number of outstanding shares of Class B Common Stock is less than 400,000, all remaining shares of the Class B Common Stock shall be deemed automatically converted into an equal number of shares of Class A Common Stock. This article FOURTH may not be amended to increase the authorized number of shares of Class B Common Stock.

     c. Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation may issue is 1,000,000, with a par value of $.01. The Preferred Stock may be issued from time to time in series. The shares of each series shall be subject not only to the provisions of this Article 4.c, which is applicable to all series of preferred shares, but also to the additional provisions with respect to such series as are fixed from time to time by the Board of Directors. The Board of Directors is hereby authorized and required to fix, in the manner and to the fullest extent provided and permitted by law, all provisions of the shares of each series not otherwise set forth in this Certificate, including, but not limited to:

     (1) Designation of Series-Number of Shares. The distinctive designation of each series and the number of shares constituting such series, which number may be increased (except where otherwise provided by the Board of Directors in its resolution creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;

     (2) Dividend Rates and Rights. The annual rate and frequency of payment of dividends payable on the shares of all series and the dividend rights applicable thereto, including, in the event of Cumulative Preferred Stock, the date from which dividends shall be cumulative on all shares of any series issued prior to the record date for the first dividend on shares of such series;

     (3) Redemption. The rights, if any, of the Corporation to redeem; the terms and conditions of redemption; and the redemption price or prices, if any, for the shares of each, any, or all series;

     (4) Sinking Fund. The obligation, if any, of the Corporation to maintain a sinking fund for the periodic redemption of shares of any series and to apply the sinking fund to the redemption of such shares;

     (5) Voluntary Liquidation Preferences. The amount payable on shares of each series in the event of any voluntary liquidation, dissolution, or winding up of the affairs of the Corporation;


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     (6) Conversion Rights. The rights, if any, of the holders of shares of each series to convert such shares into the Corporation's Common Stock and the terms and conditions of such conversion; and

     (7) Voting Rights. The voting rights, if any, of the holders of the shares of each series, and any other preferences, and relative, participating, optional, or other special rights, and any qualifications, limitations, or restrictions thereof."

     SECOND, that such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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



     IN WITNESS WHEREOF, we have signed this certificate this 24th day of June, 1996.


                                  \s\ Henry Arnberg
                                  -----------------------------
                                  Henry Arnberg, President


                                  \s\ Paul Levine
                                  -----------------------------
                                  Paul Levine, Secretary




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